EXHIBIT 99.7

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                                  Cytation Corporation
                           Consolidated Statements of Cash Flows
                For The Three Months Ended April 1, 2006 and March 31, 2005
                                         (Unaudited)

                                                                                  2006          2005
                                                                            ----------------  ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                           $      463,502   $  (37,393)
 Adjustments to reconcile net income (loss) to net cash provided for/used in operating activities:
 Depreciation                                                                        36,065          512
 Accrued interest on note payable                                                         -        1,385
            Loss on termination of ARE Agreement                                          -        5,000
            Changes in assets and liabilities:
            Increase in certificate of deposit                                       (1,415)
            Increase in receivables                                                (673,910)
            Increase in other receivables                                            (4,152)
            Increase in inventories                                              (1,360,783)
            Increase in prepayments and other assets                                (68,775)       8,434
            Increase in accounts payable                                            954,070      (49,751)
            Increase in accounts payable under dealer incentives                     54,662
            Increase in estimated warranties                                        110,000
            Increase in accrued compensation and related expenses                   200,397
            Increase in other accrued expenses                                       20,455
            Increase in income taxes payable                                        261,173
                                                                            ----------------  -----------
               CASH FLOW USED IN OPERATING ACTIVITIES                                (8,711)     (71,813)

 CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of equipment                                                       (245,771)        (612)
      Purchase of business, net of cash acquired                                 (2,777,116)           -
                                                                            ----------------  -----------
               CASH FLOW USED IN INVESTING ACTIVITIES                            (3,022,887)        (612)

 CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of preferred stock                                   6,541,014
      Proceeds from issuance of common stock                                             18       23,500
      Payment of stockholder distributions                                         (150,000)
      Proceeds from long-term debt                                                   43,039        5,000
                                                                            ----------------  ------------
               CASH FLOW PROVIDED BY FINANCING ACTIVITIES                          6,434,071       28,500
                                                                            ----------------  ------------
               NET INCREASE (DECREASE) IN CASH                                     3,402,473      (43,925)
                                                                            ----------------  ------------
 CASH, Beginning                                                                         221       65,644
                                                                            ----------------  ------------
 CASH, Ending                                                                $     3,402,694   $   21,719
                                                                            ================  ============
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the quarter for:
         Interest                                                            $        13,867   $        -
                                                                            ================  ============
         Taxes                                                               $             -   $      828
                                                                            ================  ============
 SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
      Additional purchase price accrued under earnout provision              $       496,407   $        -
                                                                            ================  ============
      Accrual of dividends on preferred stock                                $       113,086   $        -
                                                                            ================  ============
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